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                                                                     EXHIBIT 5.6

                        [Letterhead of Linklaters Loesch]

 Teva Pharmaceutical Industries Limited

 Teva Pharmaceutical Finance II, LLC

 Teva Pharmaceutical Finance III, LLC

 Teva Pharmaceutical Finance II B.V.

 Teva Pharmaceutical Finance III B.V.

 Teva Pharmaceuticals Finance Ireland Limited

 Teva Pharmaceuticals Finance Iceland I hf.

 Teva Pharmaceuticals Finance Iceland II hf.

 Orvet Pharmaceuticals Finance S.A.

 c/o   Teva Pharmaceutical Industries Limited
       5 Basel Street
       P.O. Box 3190
       Petach Tikva 49131 Israel

                                                            12 December 2003


Ladies and Gentlemen:

Registration Statement on Form F-3

We are acting as special Luxembourg counsel for Orvet Pharmaceutical SA, a Luxembourg limited liability company ("Orvet Finance I") in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by Teva Pharmaceutical Industries Limited, an Israeli corporation ("Teva"), Teva Pharmaceutical Finance II BV and Teva Pharmaceutical Finance III, B.V. ("Teva Finance II BV" and "Teva Finance III B.V.," respectively and together the "BVs"), Teva Pharmaceutical Finance II, LLC ("Teva Finance II LLC") and Teva Pharmaceutical Finance III, LLC ("Teva Finance III LLC" and, together with Teva Finance II LLC, the "LLCs"), each a Delaware limited liability company, Teva Pharmaceuticals Finance Ireland Limited ("Teva Finance Ireland"), an Irish limited liability company, Teva Pharmaceuticals Finance Iceland I hf. ("Teva Finance I Iceland") and Teva Pharmaceuticals Finance Iceland II hf. ("Teva Finance II Iceland" and together with Teva Finance I Iceland, the "Iceland Subsidiaries"), each an Icelandic limited liability company, and Orvet Finance I (together with the LLCs, the BVs, Teva Finance Ireland and the Iceland Subsidiaries, the "Finance Subsidiaries"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by Teva and the Finance Subsidiaries with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of up to $2,000,000,000 aggregate amount of:

(a) by Teva, (i) American Depositary Shares ("ADSs"), each representing one ordinary share, par value NIS 0.10 per share, of Teva (the "Ordinary Shares") and evidenced by American Depositary

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       Receipts; (ii) senior debt securities (the "Teva Senior Debt
       Securities"), which may be issued pursuant to an indenture (the "Teva Senior Indenture") to be executed by Teva and The Bank of New York; and subordinated debt securities (the "Teva Subordinated Debt Securities" and, together with the Teva Senior Debt Securities, the "Teva Debt Securities"), which may be issued pursuant to an indenture (the "Teva Subordinated Indenture" and, together with the Teva Senior Indenture, the "Teva Indentures") to be executed by Teva and The Bank of New York; (iii) warrants (the "Warrants") to purchase debt or equity securities of Teva, debt securities of the Finance Subsidiaries or securities of other parties or other rights; (iv) purchase contracts (the "Purchase Contracts") for the purchase or sale of Teva's securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above; and (v) units (the "Units") consisting of one or more Purchase Contracts, Warrants, debt securities, ADSs, Ordinary Shares, other debt securities or any combination of such securities; and

(b) by each of the Finance Subsidiaries, (i) senior debt securities (those issued by Orvet Finance I, the "Orvet Finance Senior Debt Securities"), guaranteed by Teva, which may be issued pursuant to an indenture (when executed by Orvet Finance I, an "Orvet Finance Senior Indenture" and when executed by Orvet Finance I, an "Orvet Finance Senior Indenture") to be executed by the applicable Subsidiary, Teva and The Bank of New York; and
       (ii) subordinated debt securities (those issued by Orvet Finance I, the "Orvet Finance Subordinated Debt Securities" and, together with the Orvet Finance Senior Debt Securities, the "Orvet Finance Debt Securities," guaranteed by Teva, which may be issued pursuant to an indenture (when executed by Orvet Finance, an "Orvet Finance Subordinated Indenture," and together with the Orvet Finance Senior Indentures, the "Orvet Finance Indentures," to be executed by the applicable Subsidiary, Teva and The Bank of New York.

In this capacity, we have examined a copy of the Registration Statement.

Terms and expressions defined or referred to in the Registration Statement, which are not otherwise defined herein, shall have the same meaning herein.

We have also examined originals or copies of the following corporate documents:

(i) a copy of the Articles of Incorporation of Orvet Finance I dated July 9, 2001 which according a search carried out at Luxembourg Registers open to the public have remained unchanged at the date hereof (the "Articles of Incorporation");

(ii) an extract from the Luxembourg Commercial and Companies Register concerning Orvet Finance I dated September 3, 2001;

(iii) a Power of Attorney dated December 10, 2003, issued for and on behalf of Orvet Finance I in favor of Steven Melkman, Th. J. Andriessen and William
       A. Fletcher and each of them (the "Powers of Attorney").

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

-      the genuineness of all signatures on all documents we have reviewed;

-      the authenticity of all such documents submitted to us as originals;

- the conformity with the originals of all documents submitted to us as copies;

- that the Resolutions and the Powers of Attorney have not been revoked or amended in any way; and

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-      the entering into the Orvet Finance Indenture may require certain
       Luxembourg regulatory clearances, such as the change of status of Orvet Finance I into a licensed credit institution.

In rendering the following opinion, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of Luxembourg as currently in effect and applied by the courts of Luxembourg. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Luxembourg law.

Based on and subject to the foregoing, we are of the opinion that:

1 Orvet Finance I is a limited liability company (societe anonyme) duly organized and existing under the laws of Luxembourg and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in its Articles of Incorporation.

2 When an Orvet Finance Indenture has been duly authorized executed and delivered by the parties thereto in accordance with the form thereof that we have reviewed, and when the specific terms of a particular series of Orvet Finance I Debt Securities have been duly authorized and established in accordance with the relevant Orvet Finance Indenture and any applicable underwriting or other agreement, such Orvet Finance Debt Securities will constitute valid and binding obligations of Orvet Finance I, enforceable against Orvet Finance I in accordance with its terms; provided that the specific terms of the relevant series of Orvet Finance Debt Securities do not violate mandatory provisions of Luxembourg law.

3 A competent Luxembourg court would recognise the non-exclusive irrevocable submission by Orvet Finance I to the jurisdiction of any of federal or state courts sitting in the State of New York regarding any matter arising out of or in relation to the obligations of Orvet Finance I under Orvet Finance Indentures and such submission would be binding upon Orvet Finance I.

4 The United States and Luxembourg do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Luxembourg, but would so upon fulfilment of applicable recognition (exequatur) proceedings.

Our opinion is subject to the following qualifications:

(i) the binding effect and validity of any obligations of or against Orvet Finance I is subject to all limitations by reason of bankruptcy, insolvency, moratorium, controlled management, general settlement with creditors, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(ii) the enforcement of any obligations of or against Orvet Finance I will be subject to general statutory principles of Luxembourg law and no opinion is given herein as to the availability in a Luxembourg Court of any specific performance remedy, other than monetary damages, for the enforcement of any obligation related to Orvet Finance Indentures and this opinion should not be taken to imply that a Luxembourg Court would necessarily grant any remedy; in particular, orders for specific performance and injunctions will not be available;

(iii) claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim;

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(iv)   where obligations are to be performed in a jurisdiction outside
       Luxembourg they may not be enforceable in Luxembourg to the extent that performance would be illegal under the laws of that other jurisdiction;

(v) any obligation to pay a sum of money in a currency other than the euro will be enforceable in Luxembourg in terms of euro only. Monetary judgments may be expressed in a foreign currency or its euro equivalent at the time of judgment or payment;

(vi) obligations to make payments that may be regarded as penalties might not be enforceable;

(vii) a Luxembourg court will not necessarily award costs and disbursements in litigation in accordance with contractual provisions in this regard;

(viii) a certificate, determination, calculation or designation of any party to the foregoing instruments as to any matter provided therein might be held by a Luxembourg court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

(ix) the admissibility as evidence of the documents before a Luxembourg Court or Public Authority ("autorite constituee") to which the documents are produced may require that the documents come with a complete or partial translation into French or German and registration of the documents might be ordered and a registration fee become payable if a document were to be adduced as evidence before a Luxembourg Court or exhibited before another official authority ("autorite constituee") in Luxembourg;

(x) as regards jurisdiction, a Luxembourg Court may stay proceedings if concurrent proceedings between the same parties and on the same grounds have been brought previously before another Court; and

(xi) we make no comment with regard to any representations, which may be made by the Orvet Finance I in the Registration Statement.

This opinion speaks as of its date and is confined to and is solely given on the basis of the laws of Luxembourg as applied by the Luxembourg Courts and as presently in force. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that it is given under Luxembourg law and case law and that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the New York law as the basis for the opinion stated herein and do not express or imply any opinion on such law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

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This opinion is being delivered to you solely for your information in connection with the above matter. This letter addresses matters only as of the date hereof, may not be relied upon in any manner by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Sincerely,



/s/ Tom LOESCH
Linklaters Loesch

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